Exhibit 99.1

NETWORK ENGINES ANNOUNCES CHARLES FOLEY APPOINTED TO

BOARD OF DIRECTORS

CANTON, MA – September 18, 2007 - Network Engines, Inc. (NASDAQ: NENG), a leading provider of storage and security server appliance products and services, today announced that Charles Foley has been appointed as an independent member of its Board of Directors.  With his appointment, the Company’s Board will have seven directors, six of whom are independent as defined by NASDAQ.

“We are pleased to have Chuck join Network Engines’ Board of Directors,” said Greg Shortell, President and Chief Executive Officer of Network Engines.  “Chuck combines proven corporate leadership skills with a deep understanding of technologies that are key to Network Engines and our customers.  He will bring the voice of the customer to the table as we work to build on our recent financial achievements.”

Mr. Foley has more than 20 years experience leading both private and public companies.  He is currently CEO of Digital Ocular Networks, which addresses the growing need for high resolution, IP-based video surveillance systems.  Previously, he was the President of Tacit Networks, where he designed the marketing and business development strategies that led to their acquisition by Packeteer (NASDAQ: PKTR).  Before that he was CEO of InfiniCon Systems, which was acquired by QLogic (NASDAQ: QLGC).  Previously, Mr. Foley was EVP & CTO of INRANGE Technologies and was the project manager for their IPO, which reached a market capitalization of more than $5 billion while revenues rose from more than $180 million to over $250 million in two years.  In addition, Mr. Foley was VP of worldwide marketing and strategy for Amdahl (acquired by Fujitsu).

“As Network Engines extends its value proposition to include more software and services, Chuck’s background as a former CTO working with leading-edge technologies will be a tremendous asset to the company and the Board,” commented Shortell.

“With the introduction of ACE Linux and the Virtual Appliance Solution Service, Network Engines has established the company as the high value add provider of server appliance solutions,” said Charles Foley.  “I am pleased to join the board at this exciting point in the company’s development.”

About Network Engines

Network Engines appliances ease deployment and enhance the manageability and security of mission-critical software applications. Our heritage of providing product and service technologies tailored to support the entire lifecycle of our customers’ appliances has made us the appliance partner of choice for software market leaders.

Founded in 1997, Network Engines is headquartered in Canton, Massachusetts, and trades on the NASDAQ exchange under the symbol NENG. For more information about the company’s products and services, visit www.networkengines.com.

Network Engines and the Network Engines logo are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.

Contact:

Financial Dynamics

Peter Schmidt/Bob Joyce

212-850-5600

ir@networkengines.com